EXHIBIT 10.1

AMERICAN CAPITAL STRATEGIES, LTD.

€14,000,000 5.177% Senior Notes, Series 2006-A, due February 9, 2011

£3,000,000 6.565% Senior Notes, Series 2006-B, due February 9, 2011

NOTE PURCHASE AGREEMENT

Dated as of February 9, 2006

(Not a part of the Agreement)

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(Not a part of the Agreement)

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(Not a part of the Agreement)

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(Not a part of the Agreement)

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ATTACHMENTS TO NOTE PURCHASE AGREEMENT:

SCHEDULE A	—	Information Relating to Purchasers

SCHEDULE B	—	Defined Terms

SCHEDULE 4.9	—	Changes in Corporate Structure

SCHEDULE 5.3	—	Disclosure Materials

SCHEDULE 5.4	—	Subsidiaries of the Company and Ownership of Subsidiary Stock

SCHEDULE 5.5	—	Financial Statements

SCHEDULE 5.11	—	Patents, Etc.

SCHEDULE 5.14	—	Use of Proceeds

SCHEDULE 5.15	—	Existing Debt; Future Liens

EXHIBIT 1(a)	—	Form of 5.177% Senior Note, Series 2006-A, due February 9, 2011

EXHIBIT 1(b)	—	Form of 6.565% Senior Note, Series 2006-B, due February 9, 2011

EXHIBIT 4.4(a)	—	Form of Opinion of Special Counsel for the Company

EXHIBIT 4.4(b)	—	Form of Opinion of Special Counsel for the Purchasers

EXHIBIT 5.21	—	Credit and Collection Policy

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AMERICAN CAPITAL STRATEGIES, LTD.

2 Bethesda Metro Center, 14th Floor

Bethesda, Maryland 20814

5.177% Senior Notes, Series 2006-A, due February 9, 2011

6.565% Senior Notes, Series 2006-B, due February 9, 2011

Dated as of February 9, 2006

TO THE PURCHASERS LISTED IN

    THE ATTACHED SCHEDULE A:

Ladies and Gentlemen:

AMERICAN CAPITAL STRATEGIES, LTD., a Delaware corporation (the “Company”), agrees with the purchasers listed in the attached Schedule A (the “Purchasers”) as follows:

SECTION 1. AUTHORIZATION OF NOTES.

Section 1.1 Authorization of Notes. The Company will authorize the issue and sale of its Senior Notes consisting of (a) €14,000,000 aggregate principal amount of its 5.177% Senior Notes, Series 2006-A, due February 9, 2011 (the “Series A Notes”) and (b) £3,000,000 aggregate principal amount of its 6.565% Senior Notes, Series 2006-B, due February 9, 2011 (the “Series B Notes”). The Series A Notes and the Series B Notes are collectively referred to as the “Notes.” As used herein, the term “Notes” shall mean all notes (irrespective of series unless otherwise specified) originally delivered pursuant to this Agreement and any such notes issued in substitution therefor pursuant to Section 13 of this Agreement. The Series A Notes and the Series B Notes shall be substantially in the forms set out in Exhibit 1(a) and Exhibit 1(b), respectively, with such changes therefrom, if any, as may be approved by the Purchasers and the Company. Certain capitalized and other terms used in this Agreement are defined in Schedule B; and references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

Section 1.2 Provisions Relating to the Series A Notes. The Series A Notes shall bear interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid principal thereof from the date of issuance at the rate of 5.177% per annum, payable annually in arrears on the ninth day of February in each year commencing on February 9, 2007 and, to the extent permitted by law, interest on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and on any overdue payment of Make-Whole Amount at the Default Rate, until such overdue amounts shall have been paid. The amounts of interest scheduled to be paid (exclusive of any overdue interest, if any) shall be set forth in the schedule of payments to be provided by the Company to each of the Purchasers on the date of the Closing.

Section 1.3 Provisions Relating to the Series B Notes. The Series B Notes shall bear interest (computed on the basis of a 365-day or 366-day year, as applicable, and paid for the actual number of days elapsed (to be calculated in accordance with Rule 251 of the statutes, by-laws, rules and recommendations of the International Securities Marketing Association, as published in April 1999, as applied to straight and convertible bonds issued after December 31,

1998)) on the unpaid principal thereof from the date of issuance at the rate of 6.565% per annum, payable semiannually in arrears on the ninth day of February and August in each year commencing on August 9, 2006 and, to the extent permitted by law, interest on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and on any overdue payment of Make-Whole Amount at the Default Rate, until such overdue amounts shall have been paid. The amounts of interest scheduled to be paid (exclusive of any overdue interest, if any) shall be set forth in the schedule of payments to be provided by the Company to each of the Purchasers on the date of the Closing.

SECTION 2. SALE AND PURCHASE OF NOTES.

Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, Notes of the series and in the principal amount specified opposite such Purchaser’s name in Schedule A at the purchase price of 100% of the principal amount thereof. Each Purchaser’s obligations hereunder are several and not joint and no Purchaser shall have any obligation or liability to any Person for the performance or nonperformance by any other Purchaser hereunder.

SECTION 3. CLOSING.

The sale and purchase of the Notes to be purchased by the Purchasers shall occur at the offices of Schiff Hardin LLP, 623 Fifth Avenue, 28th Floor, New York, New York 10022, at 7:00 a.m., New York, New York time, at a closing (the “Closing”) on February 9, 2006 or on such other Business Day thereafter as may be agreed upon by the Company and the Purchasers. At the Closing, the Company will deliver to each Purchaser the Notes of each series to be purchased by such Purchaser in the form of a single Note of such series (or such greater number of Notes of such series in denominations of at least €100,000, in the case of the Series A Notes, or £100,000, in the case of the Series B Notes, as such Purchaser may request) dated the date of the Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company. If at the Closing the Company shall fail to tender such Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to any Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.

SECTION 4. CONDITIONS TO CLOSING.

Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:

Section 4.1 Representations and Warranties. The representations and warranties of the Company in this Agreement shall be correct when made and at the time of the Closing.

Section 4.2 Performance; No Default. The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing, and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Schedule 5.14), no Default or Event of Default shall have occurred and be continuing. Neither the Company nor any Consolidated Subsidiary shall have entered into any transaction since January 10, 2006 that would have been prohibited by Section 10 had such Section applied since such date.

Section 4.3 Compliance Certificates.

(a) Officer’s Certificate. The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

(b) Secretary’s Certificate. The Company shall have delivered to such Purchaser a certificate of its Secretary, dated the date of the Closing, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and this Agreement.

Section 4.4 Opinions of Counsel. Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of the Closing (a) from Arnold & Porter LLP, special counsel for the Company, covering the matters set forth in Exhibit 4.4(a) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or special counsel to the Purchasers may reasonably request (and the Company hereby instructs its special counsel to deliver such opinion to such Purchaser) and (b) from Schiff Hardin LLP, special counsel to the Purchasers in connection with such transactions, substantially in the form set forth in Exhibit 4.4(b) and covering such other matters incident to such transactions as such Purchaser may reasonably request.

Section 4.5 Purchase Permitted by Applicable Law, Etc. On the date of the Closing, such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation. If requested by any Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable it to determine whether such purchase is so permitted.

Section 4.6 Related Transactions. The Company shall have consummated the sale of the entire principal amount of the Notes scheduled to be sold on the date of the Closing pursuant to this Agreement.

Section 4.7 Payment of Special Counsel Fees. Without limiting the provisions of Section 15.1, the Company shall have paid on or before the Closing the reasonable fees, charges and disbursements of special counsel to the Purchasers referred to in Section 4.4(b) to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing.

Section 4.8 Private Placement Number. A private placement number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for each series of the Notes.

Section 4.9 Changes in Corporate Structure. Except as specified in Schedule 4.9, the Company shall not have changed its jurisdiction of incorporation or been a party to any merger or consolidation and shall not have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

Section 4.10 Funding Instructions. At least two Business Days prior to the date of the Closing, such Purchaser shall have received written instructions executed by an authorized financial or accounting officer of the Company on letterhead of the Company directing the manner of the payment of funds and setting forth (a) the name of the transferee bank, (b) such transferee bank’s ABA number, (c) the account name and number into which the purchase price for the Notes is to be deposited and (d) the name and telephone number of the account representative responsible for verifying receipt of such funds.

Section 4.11 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and special counsel to the Purchasers, and such Purchaser and special counsel to the Purchasers shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or special counsel to the Purchasers may reasonably request.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to each Purchaser that:

Section 5.1 Organization; Power and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof.

Section 5.2 Authorization, Etc. This Agreement and the Notes have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3 Disclosure. The Company, through its agent, Bear, Stearns International Limited, has delivered to each Purchaser the information described on Schedule 5.3 (the “Disclosure Information”). The Disclosure Information fairly describes, in all material respects, the general nature of the business and principal properties of the Company and its Subsidiaries. Except as disclosed in Schedule 5.3, this Agreement, the Disclosure Information, the other documents, certificates or other writings delivered to the Purchasers by or on behalf of the Company in connection with the transactions contemplated hereby and the financial statements listed in Schedule 5.5, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Disclosure Information or as expressly described in Schedule 5.3, or in one of the other documents, certificates or other writings identified therein, or in the financial statements listed in Schedule 5.5, since December 31, 2004, there has been no change in the financial condition, operations, business, properties or prospects of the Company or any Subsidiary except changes that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Information or in the other documents, certificates and other writings delivered to the Purchasers by or on behalf of the Company specifically for use in connection with the transactions contemplated hereby.

Section 5.4 Organization and Ownership of Shares of Subsidiaries; Affiliates.

(a) Schedule 5.4 contains (except as noted therein) complete and correct lists (1) of the Company’s Consolidated Subsidiaries, showing, as to each Consolidated Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Consolidated Subsidiary, (2) of the Company’s Affiliates, other than Consolidated Subsidiaries and (3) of the Company’s directors and senior officers.

(b) All of the outstanding shares of capital stock or similar equity interests of each Consolidated Subsidiary shown in Schedule 5.4 as being owned by the Company and its Consolidated Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Consolidated Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).

(c) Each Consolidated Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Consolidated Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

(d) No Consolidated Subsidiary is a party to, or otherwise subject to any legal restriction or any agreement (other than this Agreement, the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law statutes) restricting the ability of such Consolidated Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Consolidated Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Consolidated Subsidiary.

Section 5.5 Financial Statements. The Company has delivered to each Purchaser copies of the financial statements of the Company and its Consolidated Subsidiaries listed on Schedule 5.5. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Consolidated Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).

Section 5.6 Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by the Company of this Agreement and the Notes will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

Section 5.7 Governmental Authorizations, Etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Notes.

Section 5.8 Litigation; Observance of Agreements, Statutes and Orders.

(a) There are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Consolidated Subsidiary or any property of the Company or any Consolidated Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b) Neither the Company nor any Consolidated Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including, without limitation, Environmental Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.9 Taxes. The Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (a) the amount of which is not, individually or in the aggregate, Material or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Company knows of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of Federal, state or other taxes for all fiscal periods are adequate. The Federal income tax liabilities of the Company and its Subsidiaries have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all tax years, up to and including, the tax year ended September 30, 2001 except to the extent of net operating losses in any such year which are applied against any net operating income in any subsequent tax year.

Section 5.10 Title to Property; Leases. The Company and its Consolidated Subsidiaries have good and sufficient title to their respective properties that, individually or in the aggregate, are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Consolidated Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that, individually or in the aggregate, are Material are valid and subsisting and are in full force and effect in all material respects.

Section 5.11 Licenses, Permits, Etc. Except as disclosed in Schedule 5.11,

(a) the Company and its Consolidated Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks, trade names and domain names or rights thereto, that, individually or in the aggregate, are Material, without known conflict with the rights of others;

(b) to the best knowledge of the Company, no product of the Company or any of its Consolidated Subsidiaries infringes in any material respect any license, permit, franchise, authorization, patent, copyright, service mark, trademark, trade name, domain name or other right owned by any other Person; and

(c) to the best knowledge of the Company, there is no Material violation by any Person of any right of the Company or any of its Consolidated Subsidiaries with respect to any patent, copyright, service mark, trademark, trade name, domain name or other right owned or used by the Company or any of its Consolidated Subsidiaries.

Section 5.12 Compliance with ERISA.

(a) The Company and each ERISA Affiliate have operated and administered each Plan (other than Multiemployer Plans) in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to Section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as would not be, individually or in the aggregate, Material.

(b) (1) The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans) established or maintained by the Company or any Consolidated Subsidiary (that is an ERISA Affiliate), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities.

(2) The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans) established or maintained by ERISA Affiliates of the Company (other than Consolidated Subsidiaries), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not, to the best knowledge of the Company, exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by an amount that is, individually or in the aggregate, Material.

(3) The term “benefit liabilities” has the meaning specified in Section 4001 of ERISA and the terms “current value” and “present value” have the meanings specified in Section 3 of ERISA.

(c) The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under Section 4201 or 4204 of ERISA in respect of Multiemployer Plans that, individually or in the aggregate, are Material.

(d) The expected post-retirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by Section 4980B of the Code) of the Company and its Consolidated Subsidiaries is not Material.

(e) The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code. The representation by the Company to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by such Purchaser.

Section 5.13 Private Offering by the Company. Neither the Company nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than not more than 10 Institutional Investors of the type described in clause (c) of the definition thereof (including the Purchasers), each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act.

Section 5.14 Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Notes as set forth in Schedule 5.14. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 5% of the value of the consolidated assets of the Company and its Consolidated Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 25% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 5.15 Existing Debt; Future Liens.

(a) Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Debt of the Company and its Consolidated Subsidiaries as of January 31, 2006, since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Debt of the Company or its Consolidated Subsidiaries. Neither the Company nor any Consolidated Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Debt of the Company or such Consolidated Subsidiary and no event or condition exists with respect to any Debt of the Company or any Consolidated Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Debt to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b) Except as disclosed in Schedule 5.15, neither the Company nor any Consolidated Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.4.

Section 5.16 Foreign Assets Control Regulations, Etc.

(a) Neither the sale of the Notes by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(b) Neither the Company nor any Subsidiary (1) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or Section 1 of the Anti-Terrorism Order or (2) engages in any dealings or transactions, or is otherwise associated, with any such Person. The Company and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.

(c) No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any payments to any government official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Company.

Section 5.17 Status under Certain Statutes. Neither the Company nor any Subsidiary is subject to regulation under the Public Utility Holding Company Act of 2005, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.

Section 5.18 Investment Company Act.

(a) The Company is an “investment company” that has elected to be regulated as a “business development company” within the meaning of the Investment Company Act and qualifies as a RIC.

(b) The Company conducts its business and other activities in compliance with the applicable provisions of the Investment Company Act and any applicable rules, regulations or orders issued by the Securities and Exchange Commission thereunder.

(c) The business and other activities of the Company, including, but not limited to, the issuance and sale of the Notes hereunder, the application of the proceeds and the repayment thereof by the Company and the consummation of the transactions contemplated by this Agreement and the Notes do not now and will not at any time result in any violations, with respect to the Company, of the provisions of the Investment Company Act or any rules, regulations or orders issued by the Securities and Exchange Commission thereunder.

(d) Immediately after giving effect to the issuance and sale of the Notes hereunder, the ratio of Total Available Assets to Unsecured Debt shall not be less than 2.0 to 1.0.

Section 5.19 Environmental Matters. Neither the Company nor any Consolidated Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its Consolidated Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect. Except as otherwise disclosed to the Purchasers in writing:

(a) neither the Company nor any Consolidated Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect;

(b) neither the Company nor any of its Consolidated Subsidiaries has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them or has disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect; and

(c) to the knowledge of the Company and its Consolidated Subsidiaries, all buildings on all real properties now owned, leased or operated by the Company or any of its Consolidated Subsidiaries are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

Section 5.20 Notes Rank Pari Passu. The obligations of the Company under this Agreement and the Notes rank at least pari passu in right of payment with all other unsecured Senior Debt (actual or contingent) of the Company, including, without limitation, all unsecured Senior Debt of the Company described in Schedule 5.15.

Section 5.21 Credit and Collection Policy. Attached hereto as Exhibit 5.21 is a complete and correct copy of the Credit and Collection Policy as of the date of the Closing.

SECTION 6. REPRESENTATIONS OF THE PURCHASERS.

Section 6.1 Purchase for Investment. Each Purchaser severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or such pension or trust fund’s property shall at all times be within such Purchaser’s or such pension or trust fund’s control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

Section 6.2 Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(a) the Source is an “insurance company general account” within the meaning of Department of Labor Prohibited Transaction Exemption (“PTE”) 95-60 (issued July 12, 1995) and there is no employee benefit plan, treating as a single plan, all plans maintained by the same employer and its affiliates or employee organization, with respect to which the amount of the general account reserves and liabilities for all contracts held by or on behalf of such plan, exceeds 10% of the total reserves and liabilities of such general account (exclusive of separate account liabilities) plus surplus, as set forth in the National Association of Insurance Commissioners Annual Statement filed with such Purchaser’s state of domicile; or

(b) the Source is either (1) an insurance company pooled separate account, within the meaning of PTE 90-1 (issued January 29, 1990) or (2) a bank collective investment fund, within the meaning of the PTE 91-38 (issued July 12, 1991) and, except as such Purchaser has disclosed to the Company in writing pursuant to this paragraph (b), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(c) the Source constitutes assets of an “investment fund” (within the meaning of Part V of the QPAM Exemption) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a Person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (1) the identity of such QPAM and (2) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this paragraph (c); or

(d) the Source is a governmental plan; or

(e) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this paragraph (e); or

(f) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” “party in interest” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

Section 6.3 Accredited Investor. Each Purchaser represents that it is an “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act).

SECTION 7. INFORMATION AS TO COMPANY.

Section 7.1 Financial and Business Information. The Company shall deliver to each holder of Notes that is an Institutional Investor:

(a) Quarterly Statements — within 45 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

(1) a consolidated balance sheet of the Company and its Consolidated Subsidiaries as at the end of such quarter, and

(2) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Consolidated Subsidiaries for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of the Company’s Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 7.1(a);

(b) Annual Statements — within 90 days after the end of each fiscal year of the Company, duplicate copies of,

(1) a consolidated balance sheet of the Company and its Consolidated Subsidiaries, as at the end of such year, and

(2) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Consolidated Subsidiaries, for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, provided that the delivery within the time period specified above of the Company’s Annual Report on Form 10-K for such fiscal year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 7.1(b);

(c) SEC and Other Reports — promptly upon their becoming available, one copy of (1) each financial statement, report, notice or proxy statement sent by the Company or any Consolidated Subsidiary to public securities holders generally and (2) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any Consolidated Subsidiary with the Securities and Exchange Commission and of all press releases and other statements made available generally by the Company or any Consolidated Subsidiary to the public concerning developments that are Material;

(d) Notice of Default or Event of Default — promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(e) ERISA Matters — promptly, and in any event within five days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(1) with respect to any Plan, any reportable event, as defined in Section 4043(b) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date of the Closing; or

(2) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(3) any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

(f) Notices from Governmental Authority — promptly, and in any event within 10 Business Days of receipt thereof, copies of any notice to the Company or any Consolidated Subsidiary from any Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect; and

(g) Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Consolidated Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of Notes.

Section 7.2 Officer’s Certificate. Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer setting forth:

(a) Covenant Compliance — the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Section 10.1 through Section 10.5, inclusive, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

(b) Event of Default — a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Consolidated Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Consolidated Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

Section 7.3 Inspection. The Company shall permit the representatives of each holder of Notes that is an Institutional Investor:

(a) No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, but no more than one time in any fiscal year, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Consolidated Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Consolidated Subsidiary; and

(b) Default — if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company or any Consolidated Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Consolidated Subsidiaries), all at such times and as often as may be requested.

SECTION 8. PREPAYMENT OF THE NOTES.

Section 8.1 Required Prepayments. The Notes shall not be subject to any required prepayment and the entire unpaid principal amount of the Notes shall be due and payable on the stated maturity thereof.

Section 8.2 Optional Prepayments with Make-Whole Amount. The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than 5% of the aggregate principal amount of the Notes then outstanding (determined, in the case of Notes denominated in Euros, on the Sterling Conversion Basis) in the case of a partial prepayment, at 100% of the principal amount so prepaid, plus the Make-Whole Amount, if any, determined for the prepayment date with respect to such principal amount. The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date, the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.4), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

Section 8.3 Prepayment for Tax Reasons. If the Company shall deliver to each holder of Notes (each, an “Affected Holder”) to which additional amounts as provided for or referred to in Section 8.8 (“Tax Reimbursement Amount”) would be payable on the occasion of the next payment in respect of such Notes (the date of such next payment in respect of which such Tax Reimbursement Amount will be due is herein referred to as the “Affected Payment Date”) a written certification from a Senior Financial Officer confirming:

(a) that the Tax giving rise to such Tax Reimbursement Amount is required, under the laws of the applicable Taxing Jurisdiction in respect thereof, to be withheld or deducted from the payment due to such Affected Holder on such Affected Payment Date and that such payment is the first payment in respect of which such particular Tax must be withheld by virtue of the enactment of a statute, treaty or regulation or the amendment of an existing statute, treaty or regulation or a change in the judicial or administrative application or interpretation of an existing statute, treaty or regulation (it being understood that (1) the payment immediately following and reflecting a change in a preexisting Tax shall be deemed the first payment with respect to such Tax and (2) if the enactment of the statute, treaty or regulation, the amendment of an existing statute, treaty or regulation, or the change in the judicial or administrative interpretation of an existing statue, treaty or regulation giving rise to a Tax occurs less than 120 days prior to the due date of a payment in respect of the Notes that is subject to such Tax, then the Company may elect that the first payment in respect of the Notes that is due more than 120 days after such enactment shall be such first payment); and

(b) that, as of the date of such certificate, such Tax would be required to be withheld from similar future payments to such Affected Holder,

the Company may then elect in such certification or in any other written notification (with respect to each incident in which a Tax is initially levied by a Taxing Jurisdiction that would result in the payment of such a Tax Reimbursement Amount, a “Tax Prepayment Notice”), which election shall be irrevocable, to prepay all (but not less than all) of the Notes held by each of such Affected Holders as more particularly set forth in the next succeeding paragraph.

Such Tax Prepayment Notice shall be delivered to each Affected Holder not less than 30 days or more than 60 days prior to the prepayment date (in respect of each Tax Prepayment Notice, a “Tax Prepayment Date”). Such Tax Prepayment Notice shall contain a copy of the certificate referred to above and shall state that, unless such Affected Holder notified the Company of the waiver described below, each of the Notes of such Affected Holder shall be prepaid on such Tax Prepayment Date at a price equal to 100% of the principal amount of such Note, together with interest on such principal amount then being prepaid accrued to the Tax Prepayment Date plus the Make-Whole Amount determined for such Tax Prepayment Date. Such Tax Prepayment Notice shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Such Tax Prepayment Notice having been so given to each Affected Holder, the principal amount of the Notes of each Affected Holder specified therein, together with accrued interest thereon and the Make-Whole Amount in respect thereof, shall become due and payable on the specified Tax Prepayment Date; provided that any Affected Holder may deliver a written notice to the Company, within 15 Business Days of its receipt of such Tax Prepayment Notice, stating that such Affected Holder is unconditionally and irrevocably waiving any requirement that the Company pay any Tax Reimbursement Amount in respect of, but only in respect of, the increased Tax referred to in such Tax Prepayment Notice (which waiver shall bind subsequent holders of the relevant Notes) and, upon the delivery of such written notice, such waiver shall become effective and the Company shall not prepay the Notes of such Affected Holder pursuant to such Tax Prepayment Notice. Two Business Days prior to such prepayment, the Company shall deliver to each Affected Holder, unless such Affected Holder notified the Company of the waiver described above, a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the Tax Prepayment Date. Any Note of an Affected Holder prepaid pursuant to this Section 8.3 shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any such Note.

Section 8.4 Allocation of Partial Prepayments. In the case of each partial prepayment of the Notes pursuant to Section 8.2, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts (determined, in the case of Notes denominated in Euros, on the Sterling Conversion Basis) thereof not theretofore called for prepayment. All partial prepayments of the Notes pursuant to Section 8.3 shall be applied only to the Notes of the Affected Holders who have not waived the requirement that the Company pays to it the Tax Reimbursement Amount referred to in the applicable Tax Prepayment Notice.

Section 8.5 Maturity; Surrender, Etc. In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Section 8.6 Purchase of Notes. The Company will not, and will not permit any Affiliate to, purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

Section 8.7 Make-Whole Amount. The term “Make-Whole Amount” shall mean, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the

Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” shall mean, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or Section 8.3 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” shall mean, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” shall mean

(a) with respect to the Called Principal of any Series A Note, 0.50% over the yield to maturity implied by (1) the Kassakurs published in the Boersenzeitung on the second Business Day preceding the Settlement Date with respect to such Called Principal, for actively traded Bundesobligationen having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, (2) if (i) the Boersenzeitung is not published on such Business Day or (ii) there is a manifest error in such published Kassakurs, the Kassakurs set on such Business Day by the Frankfurt Stock Exchange at (or at approximately) 11:00 a.m. (Frankfurt time) on such Business Day for actively traded Bundesobligationen having a maturity closest to the Remaining Average Life of such Called Principal as of such Settlement Date or (3) if such Kassakurs are not reported as of such time or the Kassakurs reports as of such time are not ascertainable, by reference to the arithmetic mean of the yields to maturity closest to the Remaining Average Life of such Called Principal as of such Settlement Date by three market makers selected by the Company with the consent of the holder or holders of at least a majority in aggregate principal amount of the Series A Notes at the time outstanding. Such implied yield will be determined, if necessary, by interpolating linearly between (A) the actively traded Bundesobligationen with the maturity closest to and greater than the Remaining Average Life and (B) the actively traded Bundesobligationen with the maturity closest to and less than the Remaining Average Life; and

(b) with respect to the Called Principal of any Series B Note, 0.50% over the yield to maturity implied by (1) the gross redemption yield as published in the Financial Times (London Edition) on the second Business Day preceding the Settlement Date with respect to such Called Principal, for the then most actively traded on the run UK Treasury securities (the “Reference Stock”) having a maturity closest to the Remaining Average Life of such Called Principal as of such Settlement Date, (2) if (i) the Financial Times (London Edition) is not published on that day, (ii) there is a manifest error in the published figures or (iii) the calculation in the Financial Times (London Edition) ceases to be in keeping with the “Formulae for the Calculation of Redemption Yields indicated in the United Kingdom Debt Management Office notice entitled Formulae for Calculating Gilt Prices from Yields,” page 4, Section One: Price/Yield Formulae “Conventional Gilts: Double-dated and Undated Gilts with assumed (or Actual) Redemption on a Quasi-Coupon Date” published on 8 June 1998, as supplemented, amended or replaced from time to time (the “Formulae”), the gross redemption yield calculated on the basis of the arithmetic mean (to three decimal places, with 0.0005 rounded down) of the mid market price for the Reference Stock on a dealing basis by three authorized leading market makers in the gilt-edged market as at or about 11:00 a.m. (London time) on the second Business Day preceding the Settlement Date according to the Formulae.

“Remaining Average Life” shall mean, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (a) such Called Principal into (b) the sum of the products obtained by multiplying (1) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (2) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” shall mean, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2, Section 8.3 or Section 12.1.

“Settlement Date” shall mean, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or Section 8.3 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

Section 8.8 Payments Free and Clear of Taxes.

(a) All payments whatsoever under this Agreement and the Notes (whether it be principal, interest, Make-Whole Amount or otherwise) shall be made free and clear of, and without withholding or deduction for, any taxes, duties, imposts, fees, assessments, levies or charges of whatsoever nature (“Taxes”) imposed, levied, collected, withheld or assessed by the United States (including any state or other political subdivision or authority thereof) (the “Taxing Jurisdiction”) unless such withholding or deduction is required by law. In the event that such withholding or deduction is required, the

Company shall pay to the holder of any Note who is a United States Alien such additional amounts as will result in the receipt by such holder of such amounts as would have been received by it if no such withholding or deduction had been required, except that no such additional amounts shall be payable in respect of any Tax that:

(1) is imposed or withheld solely by reason of the existence of any present or former connection (other than the mere fact of being a holder) between any holder and the Taxing Jurisdiction, other than the mere holding of the Notes or the receipt of payments under the Notes or this Agreement, including, without limitation, such holder being or having been a citizen or resident of the Taxing Jurisdiction or treated as being or having been a resident thereof;

(2) is imposed or withheld solely by reason of any holder (or any partnership, trust, estate, limited liability company or other fiscally transparent entity of which such holder is a partner, beneficiary, settlor or member) (i) being or having been present in, or engaged in a trade or business in, the Taxing Jurisdiction, (ii) being treated as having been present in, or engaged in a trade or business in, the Taxing Jurisdiction or (iii) having or having had a permanent establishment in the Taxing Jurisdiction;

(3) is imposed or withheld solely by reason of the holder (or any partnership, trust, estate, limited liability company or other fiscally transparent entity of which the holder is a partner, beneficiary, settlor or member) being or having been with respect to the United States a personal holding company, a controlled foreign corporation, a foreign personal holding company, a passive foreign investment company, a foreign private foundation or other foreign tax-exempt organization, or being a corporation that accumulates earnings to avoid United States federal income tax;

(4) is an estate, inheritance, gift, sales, transfer, personal property or excise tax or any similar tax assessment or governmental charge;

(5) is imposed on a beneficial owner solely by reason of such beneficial owner actually or constructively owning 10% or more of the total combined voting power of all of the classes of stock of the Company that are entitled to vote within the meaning of Section 871(h)(3) of the Code or that is a bank making a loan entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code;

(6) would not have been imposed but for the failure of the beneficial owner or any holder to comply with certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connection with the United States of such beneficial owner or such holder, if such compliance is required by statute or by regulation of the United States or of any political subdivision or taxing authority thereof or therein as a precondition to relief or exemption from such Tax;

(7) is payable otherwise than by withholding by the Company from payments on or in respect of any Note;

(8) is imposed by reason of the failure of any holder or the beneficial owner to fulfill the statement requirements of Sections 871(h) or 881(c) of the Code;

(9) if applicable, is required to be withheld pursuant to any law implementing or complying with, or introduced in order to conform to, the European Union Directive on the taxation of savings income adopted by the ECOFIN Council meeting on 3 June 2003; or

(10) any combination of items (1), (2), (3), (4), (5), (6), (7), (8) and (9).

(b) In addition, the Company will not pay additional amounts to any holder if it is a partnership, trust, estate, limited liability company or other fiscally transparent entity, or to any holder if it is not the sole beneficial owner of the Note held by it, as the case may be. This exception, however, will apply only to the extent that a beneficiary or settlor with respect to the trust or estate, or a beneficial owner or member of the partnership, limited liability company or other fiscally transparent entity, would not have been entitled to payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment.

(c) Within five Business Days of the date of the Closing and within 30 days of any acquisition of a Note by a holder after the date of the Closing, the holder shall provide the Company with a properly executed original United States Internal Revenue Service Form W-8BEN or W-8ECI, as appropriate, which forms are available on the internet at www.irs.gov. Thereafter such holder shall provide additional Forms W-8BEN or W-8ECI (or any successor or other form prescribed by the United States Internal Revenue Service) (1) to the extent a form previously provided has become inaccurate, invalid or otherwise ceases to be effective or (2) as requested in writing by the Company, unless such holder is unable to provide such form solely as a result of any change in, or amendment to, the laws, regulations or rulings of the United States or any political subdivision or any authority thereof or therein having power to tax, or any change in the application or official interpretation of such laws, regulations or rulings (including a holding by any court of competent jurisdiction), which change or amendment becomes effective on or after the date of the Closing.

(d) The Company will furnish the holders, within the period of payment permitted by applicable law, an official receipt, if any, issued by the relevant taxation or other authorities involved for all amounts deducted or withheld as aforesaid.

(e) Any reference in this Agreement to principal, Make-Whole Amount or interest shall be deemed to include any additional amounts in respect of principal or interest (as the case may be) which may be payable under this Section 8.8.

(f) The term “United States Alien” shall mean a person that is not a United States Person. The term “United States Person” shall mean a citizen or resident of the

United States or a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United States federal income taxation regardless of its source, a trust subject to the supervision of a court within the United States and the control of a United States Person as described in section 7701(a)(30) of the Code, or a trust that existed on August 20, 1996, and elected to continue its treatment as a domestic trust. The term “United States” shall mean the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (including the Commonwealth of Puerto Rico).

SECTION 9. AFFIRMATIVE COVENANTS.

The Company covenants that so long as any of the Notes are outstanding:

Section 9.1 Compliance with Law.

(a) The Company will, and will cause each of its Consolidated Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The Company will at all times maintain its stature as a RIC and as a “business development company” under the Investment Company Act and will conduct its business and other activities in compliance with the applicable provisions of the Investment Company Act and any applicable rules, regulations or orders issued by the Securities and Exchange Commission thereunder.

Section 9.2 Insurance. The Company will, and will cause each of its Consolidated Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

Section 9.3 Maintenance of Properties. The Company will, and will cause each of its Consolidated Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Consolidated Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.4 Payment of Taxes and Claims. The Company will, and will cause each of its Consolidated Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Consolidated Subsidiary, provided that neither the Company nor any Consolidated Subsidiary need pay any such tax or assessment or claims if (1) the amount, applicability or validity thereof is contested by the Company or such Consolidated Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Consolidated Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Consolidated Subsidiary or (2) the nonpayment of all such taxes and assessments in the aggregate could not reasonably be expected to have a Material Adverse Effect.

Section 9.5 Corporate Existence, Etc. The Company will at all times preserve and keep in full force and effect its corporate existence. Subject to Section 10.5, the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Consolidated Subsidiaries (unless merged into the Company or a Wholly-Owned Consolidated Subsidiary) and all rights and franchises of the Company and its Consolidated Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

Section 9.6 Credit and Collection Policy. The Company will (a) comply in all material respects with the Credit and Collection Policy and (b) furnish to each holder of a Note, prior to its effective date, prompt notice of any changes in the Credit and Collection Policy; provided that the Company will not modify the Credit and Collection Policy in any manner that would have a material adverse effect on the holders of the Notes or their investment therein, without the prior written consent of the Required Holders (in their sole discretion).

SECTION 10. NEGATIVE COVENANTS.

The Company covenants that so long as any of the Notes are outstanding:

Section 10.1 Minimum Consolidated Tangible Net Worth. The Company will not, at any time, permit Consolidated Tangible Net Worth to be less than (a) $1,124,592,393 plus (b) 75% of the cumulative Net Proceeds of Capital Stock/Conversion of Debt received at any time after the date of the Closing (excluding the Net Proceeds of Capital Stock/Conversion of Debt by a Consolidated Subsidiary to another Consolidated Subsidiary or to the Company).

Section 10.2 Interest Charges Coverage Ratio. The Company will not, at any time, permit the ratio of EBIT to Interest Expense of the Company and its Consolidated Subsidiaries, determined on a consolidated basis as of the last day of each fiscal quarter for the period of four consecutive fiscal quarters ended on such day, to be less than 2.0 to 1.0.

Section 10.3 Limitation on Debt.

(a) The Company will not, on the last day of any fiscal quarter, permit the ratio of Consolidated Debt to Consolidated Shareholder’s Equity to exceed 1.5 to 1.0.

(b) The Company will not, at any time, permit the Asset Coverage Ratio to be less than 2.0 to 1.0.

Section 10.4 Available Asset Coverage.

(a) The Company will not, on the last day of any fiscal quarter, permit the ratio of Total Available Assets to Unsecured Debt to be less than 2.0 to 1.0.

(b) The Company will not, on the last day of any fiscal quarter, permit the ratio of (1) the sum of Cash and Available Non-Pledged Debt Assets to (2) Unsecured Debt to be less than 1.0 to 1.0.

Section 10.5 Merger, Consolidation and Sale of Assets, Etc.

(a) The Company will not, and will not permit any of its Consolidated Subsidiaries to, consolidate with or merge with any other corporation or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person; provided that

(1) any Consolidated Subsidiary of the Company may consolidate with or merge with, or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to, the Company or a Wholly-Owned Consolidated Subsidiary of the Company so long as (i)(A) in any merger or consolidation involving the Company, the Company shall be the surviving or continuing entity and (B) in any merger or consolidation involving a Wholly-Owned Consolidated Subsidiary (and not the Company), a Wholly-Owned Consolidated Subsidiary shall be the surviving or continuing entity and (ii) at the time of such consolidation or merger and immediately after giving effect to such transaction, no Default or Event of Default would exist;

(2) the Company may consolidate or merge with or into, or convey, transfer or lease all or substantially all of the assets of the Company in a single transaction or series of transactions to, any Person so long as: (i) the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of the Company as an entirety, as the case may be (the “Successor Corporation”), shall be a solvent corporation organized and existing under the laws of the United States or any State thereof (including the District of Columbia), (ii) if the Company is not the Successor Corporation, (A) the Successor Corporation shall have executed and delivered to each holder of the Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the Notes (pursuant to such agreements and instruments as shall be reasonably satisfactory to the Required Holders) and (B) the Successor Corporation shall have caused to be delivered to each holder of any Notes an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof, (iii) at the time of such consolidation or merger and immediately after giving effect thereto and to the incurrence of any Debt assumed or incurred in connection therewith (A) the aggregate amount of outstanding Consolidated Debt of the surviving entity would be permitted by the terms of Sections 10.3 and 10.4 as of the last day of the fiscal quarter immediately preceding the date of such consolidation or merger and (iv) immediately after giving effect to such transaction, no Default or Event of Default would exist; and

(3) the Company and any Consolidated Subsidiary may sell, transfer, pledge or otherwise dispose of all or any part of its Investments in the ordinary course of business including, without limitation, in securitization transactions.

(b) The Company will not permit any Consolidated Subsidiary to issue any voting stock of such Consolidated Subsidiary except to satisfy the rights of minority shareholders to receive issuances of stock that are non-dilutive to the Company and/or any Consolidated Subsidiary; provided that the foregoing restrictions do not apply to issuances to the Company or any Wholly-Owned Consolidated Subsidiary or the issuance of directors’ or similar qualifying shares.

(c) The Company will not sell, transfer or otherwise dispose of stock or Debt of any Consolidated Subsidiary (except the issuance of directors’ or similar qualifying shares and sales, transfers and dispositions of all of the stock of a special purpose Consolidated Subsidiary for consideration if (x) substantially all the assets of such Consolidated Subsidiary constitute Investments and (y) such sale, transfer or other disposition of all of such Investments is for substantially the same consideration as would be permitted by paragraph (a)(3) of this Section 10.5) and shall not permit any Consolidated Subsidiary to sell, transfer or otherwise dispose of stock (other than by purchase or redemption of preferred stock) of a Consolidated Subsidiary or Debt of any other Consolidated Subsidiary (except issuances to the Company or to a Wholly-Owned Consolidated Subsidiary or issuance of directors’ or similar qualifying shares); provided that the foregoing restrictions do not apply (I) subject to Section 10.4, to a pledge of stock or Debt of a Consolidated Subsidiary or (II) if the foregoing conditions are met:

(1) all shares of stock and all Debt of such Consolidated Subsidiary held by the Company and its Subsidiaries shall be sold simultaneously;

(2) in the opinion of the Company’s Board of Directors (i) such sale or stock or Debt is in the best interest of the Company and (ii) the consideration paid for such stock or Debt is deemed adequate and satisfactory;

(3) the Consolidated Subsidiary being disposed of shall not have any continuing Investment in the Company or any other Consolidated Subsidiary that is not being disposed of simultaneously; and

(4) such sale or other disposition does not involve a substantial part of the assets of the Company and its Consolidated Subsidiaries.

As used herein, a sale of assets will be deemed a “substantial part” of the assets of the Company and its Consolidated Subsidiaries if (A) the book value of such assets sold in a given fiscal year (except those sold in the ordinary course of business) exceeds 15% of Consolidated Total Assets determined at the close of the immediately preceding fiscal year or (B) the operations of such assets sold (except those sold in the ordinary course of business) generated 15% or more of the consolidated operating profits of the Company and its Consolidated Subsidiaries during the immediately preceding fiscal year; provided, however, that for purposes of the foregoing calculation, there shall not be included any sale of assets if a portion of the proceeds of such asset sale equal to the aggregate book value thereof immediately prior to such sale was or is applied within 365 days of the date of such sale of such assets to either (1) the acquisition of assets useful and intended to be used in the operation of the business of the Company and its Consolidated Subsidiaries and having a fair market value (as determined in good faith by the Board of Directors of the Company) at least equal to the book value of the assets so disposed of or (2) the prepayment at any applicable prepayment premium, on a pro rata basis, of Senior Debt of the Company. Any prepayment of the Notes pursuant to this Section 10.5(c) shall be in accordance with Section 8.2, but without regard to the minimum prepayment requirements of Section 8.2 if the allocable amount to be prepaid on the Notes is less than such minimum.

Section 10.6 Nature of Business. The Company will not, and will not permit any Consolidated Subsidiary to, engage in any business, if as a result, the general nature of the business engaged in by the Company and its Consolidated Subsidiaries, taken as a whole, would be substantially changed from the general nature of the business the Company and its Consolidated Subsidiaries are engaged in on the date of the Closing.

Section 10.7 Transactions with Affiliates. The Company will not, and will not permit any Consolidated Subsidiary to, enter into or be a party to any transaction or arrangement with any Affiliate (other than the Company or a Consolidated Subsidiary) (including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliate), except transactions in the ordinary course of and pursuant to the reasonable requirements of the Company’s or such Consolidated Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Consolidated Subsidiary than would be obtained in a comparable arms-length transaction with a Person other than an Affiliate.

SECTION 11. EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) the Company defaults in the payment of any principal or Make-Whole Amount on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b) the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

(c) the Company defaults in the performance of or compliance with any term contained in Sections 10.1 through 10.5, inclusive; or

(d) the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a), (b) and (c) of this Section 11) and such default is not remedied within 30 days after the earlier of (1) a Responsible Officer obtaining actual knowledge of such default and (2) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this paragraph (d) of Section 11); or

(e) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

(f) (1) the Company or any Consolidated Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Debt that is outstanding in an aggregate principal amount of at least $15,000,000 (or its equivalent in the relevant currency of payment) beyond any period of grace provided with respect thereto, (2) the Company or any Consolidated Subsidiary is in default in the performance of or compliance with any term of any evidence of any Debt in an aggregate outstanding principal amount of at least $15,000,000 (or its equivalent in the relevant currency of payment) or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Debt has become, or has been declared (or one or more Persons are entitled to declare such Debt to be), due and payable before its stated maturity or before its regularly scheduled dates of payment or (3) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Debt to convert such Debt into equity interests or as a result of an Accelerated Amortization Event, an Additional Principal Amount, or a Repurchase Obligation), (i) the Company or any Consolidated Subsidiary has become obligated to purchase or repay Debt before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $15,000,000 (or its equivalent in the relevant currency of payment), or (ii) one or more Persons have the right to require the Company or any Consolidated Subsidiary so to purchase or repay such Debt; or

(g) the Company or any Consolidated Subsidiary (1) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (2) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (3) makes an assignment for the benefit of its creditors, (4) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (5) is adjudicated as insolvent or to be liquidated or (6) takes corporate action for the purpose of any of the foregoing; or

(h) a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Consolidated Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Consolidated Subsidiaries, or any such petition shall be filed against the Company or any of its Consolidated Subsidiaries and such petition shall not be dismissed within 60 days; or

(i) a final judgment or judgments for the payment of money aggregating in excess of $15,000,000 (or its equivalent in the relevant currency of payment) are rendered against one or more of the Company and its Consolidated Subsidiaries and which judgments are not, within 30 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 30 days after the expiration of such stay; or

(j) if (1) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under Section 412 of the Code, (2) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA Section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (3) the aggregate “amount of unfunded benefit liabilities” (within the meaning of Section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $15,000,000 (or its equivalent in the relevant currency of payment), (4) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (5) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan or (6) the Company or any ERISA Affiliate establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any ERISA Affiliate thereunder; and any such event or events described in clauses (1) through (6) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect.

As used in Section 11(j), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

SECTION 12. REMEDIES ON DEFAULT, ETC.

Section 12.1 Acceleration.

(a) If an Event of Default with respect to the Company described in paragraph (g) or (h) of Section 11 (other than an Event of Default described in clause (1) of paragraph (g) or described in clause (6) of paragraph (g) by virtue of the fact that such clause encompasses clause (1) of paragraph (g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b) If any other Event of Default has occurred and is continuing, the Required Holders may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c) If any Event of Default described in paragraph (a) or (b) of Section 11 has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon any Note becoming due and payable under this Section 12.1, whether automatically or by declaration, such Note will forthwith mature and the entire unpaid principal amount of such Note, plus (1) all accrued and unpaid interest thereon and (2) the Make-Whole Amount, if any, determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for), and that the provision for payment of the Make-Whole Amount, if any, by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

Section 12.2 Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

Section 12.3 Rescission. At any time after any Notes have been declared due and payable pursuant to paragraph (b) or (c) of Section 12.1, the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17 and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

Section 12.4 No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

SECTION 13. REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

Section 13.1 Registration of Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

Section 13.2 Transfer and Exchange of Notes. Upon surrender of any Note at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or its attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) of the same series in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1(a) or Exhibit 1(b), as applicable. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than €100,000, in the case of the Series A Notes, or

£100,000, in the case of the Series B Notes, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes of a series, one Note of such series may be in a denomination of less than €100,000 or £100,000, as applicable. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.

Section 13.3 Replacement of Notes. Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000 (or its equivalent in the relevant currency), such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b) in the case of mutilation, upon surrender and cancellation thereof,

the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

SECTION 14. PAYMENTS ON NOTES.

Section 14.1 Place of Payment. Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of Wachovia Bank, National Association in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 14.2 Home Office Payment. So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below such Purchaser’s name in Schedule A, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by any Purchaser or its nominee such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by any Purchaser under this Agreement and that has made the same agreement relating to such Note as such Purchaser has made in this Section 14.2.

SECTION 15. EXPENSES, ETC.

Section 15.1 Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required, local or other counsel) incurred by the Purchasers or any other holder of a Note in connection with such transactions, in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective) and in connection with the receipt and review of any agreements, instruments and opinions contemplated by Section 10.5(a)(2), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes, or by reason of being a holder of any Note and (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes. The Company will pay, and will save the Purchasers and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those retained by such Person).

Section 15.2 Survival. The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes and the termination of this Agreement.

SECTION 16. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of any Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between the Purchasers and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

SECTION 17. AMENDMENT AND WAIVER.

Section 17.1 Requirements. This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 21, or any defined term (as it is used therein), will be effective as to any holder of a Note unless consented to by such holder in writing and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (1) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount on, the Notes, (2) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver or (3) amend any of Sections 8, 11(a), 11(b), 12, 17, 20 or 22.7 or the definition of “Sterling Conversion Basis.”

Section 17.2 Solicitation of Holders of Notes.

(a) Solicitation. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b) Payment. The Company will not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes or any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

Section 17.3 Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

Section 17.4 Notes Held by Company, Etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

SECTION 18. NOTICES.

All notices and communications provided for hereunder shall be in writing and sent (a) by facsimile if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (b) by registered or certified mail with return receipt requested (postage prepaid) or (c) by a courier or recognized overnight delivery service (charges prepaid). Any such notice must be sent:

(1) if to any Purchaser or its nominee, to such Purchaser or its nominee at the address specified for such communications in Schedule A, or at such other address as such Purchaser or its nominee shall have specified to the Company in writing;

(2) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing; or

(3) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of the Compliance Officer, or at such other address as the Company shall have specified to the holder of each Note in writing.

All such notices and other communications shall, except as otherwise expressly herein provided, be effective: (i) upon delivery if delivered by courier or a recognized overnight delivery service; (ii) in the case of registered or certified mail, three Business Days after the date sent; or (iii) in the case of facsimile, when such facsimile is transmitted to the facsimile number specified in accordance with this Agreement, the facsimile machine used by the sender provides a written confirmation that such facsimile has been so transmitted or receipt of such facsimile transmission is otherwise confirmed and the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service.

SECTION 19. REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating hereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves) and (c) financial statements, certificates and other information previously or hereafter furnished to any holder of the Notes, may be reproduced by such holder by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and such holder may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by any holder of the Notes in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

SECTION 20. CONFIDENTIAL INFORMATION.

For the purposes of this Section 20, “Confidential Information” shall mean information delivered to any Purchaser by or on behalf of the Company or any Consolidated Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company or such Consolidated Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Consolidated Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (1) its directors, officers, trustees, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (2) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (3) any other holder of any Note, (4) any Institutional Investor to which such Purchaser sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (5) any Person from which such Purchaser offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (6) any Federal or state regulatory authority having jurisdiction over such Purchaser, (7) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio or (8) any other Person to which such delivery or disclosure may be necessary or appropriate (i) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (ii) in response to any subpoena or other legal process, (iii) in connection with any litigation to which such Purchaser is a party or (iv) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.

SECTION 21. SUBSTITUTION OF PURCHASER.

Each Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes that such Purchaser has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, wherever the word “Purchaser” is used in this Agreement (other than in this Section 21), such word shall be deemed to refer to such Affiliate in lieu of such Purchaser. In the event that such Affiliate is so substituted as a purchaser hereunder and such Affiliate thereafter transfers to such Purchaser all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, wherever the word “Purchaser” is used in this Agreement (other than in this Section 21), such word shall no longer be deemed to refer to such Affiliate, but shall refer to such Purchaser, and such Purchaser shall have all the rights of an original holder of the Notes under this Agreement.

SECTION 22. MISCELLANEOUS.

Section 22.1 Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

Section 22.2 Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or Make-Whole Amount, if any, or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

Section 22.3 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 22.4 Construction.

(a) Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

(b) Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made by the Company for the purposes of this Agreement, the same shall be done by the Company in accordance with GAAP, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.

Section 22.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

Section 22.6 Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

Section 22.7 Currency of Payment.

(a) Payments. All payments under this Agreement and the Notes shall be made in Euros to the holders of the Series A Notes and in Sterling to the holders of the Series B Notes. Notwithstanding the foregoing and for the avoidance of doubt:

(1) each payment of principal, Make-Whole Amount, if any, on any Note shall be made in the currency in which such Note is denominated at the time of such payment;

(2) each payment of interest shall be made in the currency in which such principal or other sum in respect of which such interest is payable, is denominated at the time of such payment; and

(3) each payment in respect of costs, expenses and indemnities shall be made in Dollars, Euros or Sterling (the applicable currency in which the relevant costs, expenses or indemnities were incurred by the payee).

(b) Payments Not in Currency of Account. To the fullest extent permitted by applicable law, the obligation of the Company in respect of any amount due under or in respect of this Agreement and the Notes, notwithstanding any payment in any currency other than the applicable currency pursuant to paragraph (a) above, whether as a result of (1) any judgment or order or the enforcement thereof, (2) the realization on any security, (3) the liquidation of the Company, (4) any voluntary payment by the Company or (5) any other reason, shall be discharged only to the extent of the amount in the applicable currency that each holder entitled to receive such payment may, in accordance with normal banking procedures, purchase with the sum paid in such other currency (after any premium and costs of exchange) on the Business Day immediately following the day on which such holder receives such payment and if the amount in the applicable currency that may be so purchased for any reason is (i) less than the amount originally due, the Company shall indemnify the holder for such deficiency or (ii) greater than the amount originally due, the holder shall pay to the Company the excess in the applicable currency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Agreement and the Notes, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by such holder from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or the Notes or under any judgment or order.

Section 22.8 Economic and Monetary Union.

(a) Coming into Effect of Provisions. The provisions of paragraphs (b) to (e) (inclusive) shall come into effect on the date when the United Kingdom has become a participating member state.

(b) Redenomination and Alternative Currencies. Any obligations under this Agreement which have been denominated in Sterling shall be redenominated into Euros in accordance with EMU Legislation; provided that, if and to the extent that any EMU Legislation provides that following the United Kingdom becoming a participating member state, an amount denominated either in Euros or in Sterling and payable within the United Kingdom by crediting an account of the creditor can be paid by the debtor either in Euros or in Sterling, the Company shall be entitled to pay or repay any such amount either in Euros or in Sterling.

(c) Payments on Notes. Sections 14 and 22.7 shall be construed so that, in relation to the payment of any amount of Euros or Sterling, such amounts shall be made available to each holder of the Notes in immediately available, freely transferable, cleared funds to such account as such holder shall from time to time nominate for this purpose in accordance with Section 14.

(d) Basis of Accrual. The basis of accrual of interest expressed in this Agreement in respect of Sterling if redenominated as contemplated above into Euros, shall be the basis of accrual of interest in respect of Euro.

(e) Rounding and Other Consequential Changes. Without prejudice and in addition to any method of conversion or rounding prescribed by any EMU Legislation and without prejudice to the respective liabilities for indebtedness of the Company to any holder of the Notes under or pursuant to this Agreement.

(1) each reference in this Agreement to an amount (or an integral multiple thereof) in Sterling to be paid by the Company shall be replaced by a reference to such reasonably comparable and convenient amount (or an integral multiple thereof) in the Euro unit; and

(2) except as expressly provided in this Section 22.8, each provision of this Agreement shall be subject to such reasonable changes of construction as may from time to time be necessary or appropriate to reflect the introduction of or changeover to the Euro in the United Kingdom.

*    *    *    *    *

The execution hereof by the Purchasers shall constitute a contract among the Company and the Purchasers for the uses and purposes hereinabove set forth.

Very truly yours,

AMERICAN CAPITAL STRATEGIES, LTD.

By	/s/ Samuel A. Flax
Name:	Samuel A. Flax
Title:	Executive VP & General Counsel

The foregoing is hereby agreed
to as of the date thereof.

THE PRUDENTIAL ASSURANCE COMPANY LIMITED (PAC)

By:	/s/ Calum Mcphail
Authorized signatory

PANTHER CDO III B.V.

By:	/s/ William Nicoll
Authorized signatory

PANTHER CDO I B.V.

By:	/s/ William Nicoll
Authorized signatory

INFORMATION RELATING TO PURCHASERS

PRINCIPAL AMOUNT OF
NAME AND ADDRESS OF PURCHASER THE PRUDENTIAL ASSURANCE COMPANY LIMITED (PAC) 142 Holborn Bars London EC1N 2NH	NOTE TO BE PURCHASED €10,000,000

Payments

All payments on or in respect of the Senior Note to be by bank wire transfer of immediately available funds (identifying each payment as “AMERICAN CAPITAL STRATEGIES, LTD., 5.177% Senior Note, Series 2006-A, due February 9, 2011, PPN 024937 B* 4, principal, premium or interest”) to:

80% of each payment of principal, premium or interest to:

Bank:	HSBC Plc
Branch:	Global Investor Services
Sort:	MIDLGB22
Account Name:	MAGIM Ltd OBMG
Account Number:	[reserved]

20% of each payment of principal, premium or interest to:

Bank:	HSBC Plc
Branch:	Global Investor Services
Sort:	MIDLGB22
Account Name:	MAGIM Ltd SALAS 1
Account Number:	[reserved]

SCHEDULE A

(to Note Purchase Agreement)

Notices

All notices and communications with respect to payments and written confirmation of each such payment, to be sent to:

Katherine Landy/Stephen Connelly

Private Finance Group

Laurence Pountney Hill

London EC4R OHH

Telephone: 020 7548-3486/3831

Fax: 020 7548-3989/3682

With a duplicate copy of all notices and communications with respect to payments and written confirmation of each such payment and compliance information to be sent to:

Calum Macphail

Private Finance Group

Laurence Pountney Hill

London EC4R OHH

E-mail: calum.macphail@prumandg.co.uk

Fax: 020 7548-3989/3682

Name of Nominee in which Note is to be issued: None

Taxpayer I.D. Number: 277-11810-26840

PRINCIPAL AMOUNT OF
NAME AND ADDRESS OF PURCHASER PANTHER CDO III B.V.	NOTE TO BE PURCHASED €4,000,000

With registered office:

Parnassustoren

Locatellikade 1

1076 AZ Amsterdam

The netherlands

Payments

All payments on or in respect of the Senior Note to be by bank wire transfer of immediately available funds (identifying each payment as “AMERICAN CAPITAL STRATEGIES, LTD., 5.177% Senior Note, Series 2006-A, due February 9, 2011, PPN 024937 B* 4, principal, premium or interest”) to:

Payments of Principal to:

JP Morgan Chase Bank - Frankfurt AG

SWIFT: CHASDEFX

Account: JP Morgan Chase Bank, London Branch

Account # [reserved]

For Further Credit: Panther CDO III B.V.

Account Number: [reserved]

Payments of Interest to:

JP Morgan Chase Bank - Frankfurt AG

SWIFT: CHASDEFX

Account: JP Morgan Chase Bank, London Branch

Account # [reserved]

For Further Credit: Panther CDO III B.V.

Account Number: [reserved]

Notices

All notices and communications with respect to payments and written confirmation of each such payment, to be sent to:

Dennis Stone

Client Relationship Manager

JP Morgan Chase Bank N.A.

Phone: 44-20-7777-2098

Fax: 001 281 582 9079

Email: Dennis.Stone@chase.com

With a duplicate copy of all notices and communications with respect to payments and written confirmation of each such payment and compliance information to be sent to:

Calum Macphail

Private Finance Group

Laurence Pountney Hill

London EC4R OHH

E-mail: calum.macphail@prumandg.co.uk

Fax: 020 7548-3989/3682

Name of Nominee in which Note is to be issued: None

Taxpayer I.D. Number:

Netherlands Tax Reference 8142.86.227

PRINCIPAL AMOUNT OF
NAME AND ADDRESS OF PURCHASER PANTHER CDO I B.V.	NOTE TO BE PURCHASED £3,000,000

WITH REGISTERED OFFICE:

  Parnassustoren

  Locatellikade 1

  1076 AZ Amsterdam

  THE NETHERLANDS

Payments

All payments on or in respect of the Senior Note to be by bank wire transfer of immediately available funds (identifying each payment as “AMERICAN CAPITAL STRATEGIES, LTD., 6.565% Senior Note, Series 2006-B, due February 9, 2011, PPN 024937 B@ 2, principal, premium or interest”) to:

Payments of Principal to:

JP Morgan Chase Bank, London branch

Sort Code 60-92-42

For the Account of: JP Morgan Chase Bank, London branch

For further credit to: Panther CDO I B.V.

Account Name: GBP Principal Proceeds Subaccount

Account Number: [reserved]

Payments of Interest to:

JP Morgan Chase Bank, London branch

Sort Code 60-92-42

For the Account of: JP Morgan Chase Bank, London branch

For further credit to: Panther CDO I B.V.

Account Name: GBP Interest Proceeds Subaccount

Account Number: [reserved]

Notices

All notices and communications with respect to payments and written confirmation of each such payment, to be sent to:

Dennis Stone

Client Relationship Manager

JP Morgan Chase Bank N.A.

Phone: 44-20-7777-2098

Fax: 001 281 582 9079

Email: Dennis.Stone@chase.com

With a duplicate copy of all notices and communications with respect to payments and written confirmation of each such payment and compliance information to be sent to:

Calum Macphail

Private Finance Group

Laurence Pountney Hill

London EC4R OHH

E-mail: calum.macphail@prumandg.co.uk

Fax: 020 7548-3989/3682

Name of Nominee in which Note is to be issued: None

Taxpayer I.D. Number:

Netherlands Tax Reference 8097.05.096

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Accelerated Amortization Event” shall have the meaning assigned to such term in the documents evidencing the Securitization Transactions as in effect on the date of Closing.

“Additional Principal Amount” shall have the assigned to such term in the documents evidencing the Securitization Transactions as in effect on the date of Closing.

“Affected Holder” is defined in Section 8.3.

“Affected Payment Date” is defined in Section 8.3.

“Affiliate” shall mean, at any time, and with respect to any Person, (a) any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and (b) any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of such first Person or any Person of which such first Person and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests; provided that in the case of the Company or any Subsidiary, “Affiliate” shall not include any Person that is a Portfolio Investment. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Anti-Terrorism Order” shall mean Executive Order No. 13,224 66 Fed Reg. 49,079 (2001) issued by the President of the United States of America (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism).

“Asset Coverage Ratio” shall mean, on a consolidated basis for the Company and its Consolidated Subsidiaries, the ratio which the value of total assets, less all liabilities and indebtedness not represented by senior securities (all as determined in accordance with the Investment Company Act and any orders of the United States Securities and Exchange Commission issued to the Company thereunder), bears to the aggregate amount of senior securities representing indebtedness of the Company and its Consolidated Subsidiaries.

“Available Non-Pledged Assets” shall mean, as of any date of determination thereof, an amount equal to the sum of (a) 50% of each Eligible Investment issued by a Grade 2 Obligor and (b) 100% of each Eligible Investment issued by a Grade 3 Obligor or a Grade 4 Obligor. For purposes of determining “Available Non-Pledged Assets,” Investments shall be valued at their Fair Market Value as of any date of determination.

SCHEDULE B

(to Note Purchase Agreement)

“Available Non-Pledged Debt Assets” shall mean, as of any date of determination thereof, an amount equal to the value of Available Non-Pledged Assets that are Eligible Debt Investments.

“Available Pledged Assets” shall mean, as of any date of determination, 50% of the aggregate amount of Eligible Pledged Assets in respect of all Secured Debt Obligations in existence as of such date.

“Business Day” shall mean (a) for the purposes of computation of the Make-Whole Amount for the Series A Notes only, any day on which the Trans-European Automated Real-time Gross settlement Express Transfer (TARGET) payment system is open for the settlement of payments in Euros, (b) for the purposes of computation of the Make-Whole Amount for the Series B Notes only, any day on which commercial banks are open for general business (including dealings in foreign currencies) in London, England and (c) for the purposes of any other provision of this Agreement, any day of the week (excluding Saturday or Sunday) on which commercial banks are open for general business (including dealings in foreign currency deposits) in Bethesda, Maryland, New York, New York and London, England and on which the Trans-European Automated Real-time Gross settlement Express Transfer (TARGET) payment system is open for the settlement of payments in Euros.

“Capital Lease” shall mean, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Cash” shall mean, at any time, the total amount of “cash and cash equivalents” of the Company and its Consolidated Subsidiaries as set forth in or reflected on the most recent consolidated balance sheet of the Company and its Consolidated Subsidiaries prepared in accordance with GAAP.

“Closing” is defined in Section 3.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Company” shall mean American Capital Strategies, Ltd., a Delaware corporation, or any Successor Corporation.

“Confidential Information” is defined in Section 20.

“Consolidated Debt” shall mean, as of any date of determination thereof, the aggregate unpaid amount of all Debt of the Company and its Consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Consolidated Shareholders’ Equity” shall mean, at any time, the shareholders’ equity of the Company and its Consolidated Subsidiaries, as set forth in or reflected on the most recent consolidated balance sheet of the Company and its Consolidated Subsidiaries prepared in accordance with GAAP, but excluding any redeemable preferred stock of the Company or any of its Consolidated Subsidiaries. Consolidated Shareholders’ Equity would generally include, but not be limited to, (a) the par or stated value of all outstanding capital stock, (b) capital surplus, (c) retained earnings and (d) various deductions such as (1) purchases of treasury stock, (2) valuation allowances, (3) receivables due from an employee stock ownership plan, (4) employee stock ownership plan debt guarantees and (5) translation adjustments for foreign currency translations.

“Consolidated Subsidiary” shall mean any Subsidiary or other entity the accounts of which, in accordance with GAAP, would be consolidated with those of the Company in its consolidated and consolidating financial statements as of such date.

“Consolidated Tangible Net Worth” shall mean, at any time, the Consolidated Shareholders’ Equity, less the sum of the value, as set forth or reflected on the most recent consolidated balance sheet of the Company and its Consolidated Subsidiaries, prepared in accordance with GAAP or the Investment Company Act, of (a) any surplus resulting from any write-up of any assets subsequent to December 31, 2004, provided that Consolidated Tangible Net Worth shall include any write-ups of Portfolio Investments subsequent to December 31, 2004 to the extent such write-ups are required under GAAP, (b) all assets that would be treated as “intangible assets” for balance sheet presentation purposes under GAAP including, without limitation, goodwill (whether representing the excess of cost over book value of assets acquired, or otherwise), trademarks, tradenames, copyrights, patents and technologies and unamortized debt discount and expense, (c) to the extent not included in clause (b) above, any amount at which shares of capital stock of the Company appear as an asset on the balance sheet of the Company and its Consolidated Subsidiaries, (d) loans or advances to stockholders, directors, officers or employees and (e) to the extent not included in clause (b) above, deferred expenses.

“Consolidated Total Assets” shall mean, at any time, the total assets of the Company and its Consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Credit and Collection Policy” shall mean those credit, collection, customer relation and service policies set forth as Exhibit 5.21 hereto, as the same may be modified by the Company from time to time in accordance with the terms hereof.

“Debt” of any Person shall mean at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business; (d) all obligations of such Person as lessee under Capital Leases; (e) all obligations of such Person to reimburse any bank or other Person in respect of amounts payable under a banker’s acceptance; (f) all redeemable preferred stock of such Person (in the event such Person is a corporation); (g) all obligations (absolute or contingent) of such Person to reimburse any bank or other Person in respect of amounts which are available to be drawn or have been drawn under a letter of credit or similar instrument; (h) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person; (i) all Debt of others Guaranteed by such Person; (j) all principal amounts outstanding and owed to Persons other than such first Person or its Subsidiaries in respect of notes, trust certificates, undivided interests partnership interests or other interests representing the right to be paid a specified principal amount from assets transferred by such first Person or its Subsidiaries in connection with securitization transactions; (k) all obligations, direct or indirect (absolute or contingent) of such Person to repurchase property or assets sold or otherwise transferred by such Persons and (l) the principal portion of all obligations of such Person under any synthetic lease, tax retention operating lease, off balance sheet loan or similar off balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease under GAAP.

“Default” shall mean an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” shall mean (a) with respect to the Series A Notes, that rate of interest that is the greater of (1) 2.00% per annum above the rate of interest stated in clause (a) of the first paragraph of the Series A Notes or (2) 2.00% over the rate of interest publicly announced from time to time by Deutsche Bank from time to time at its principal office in Frankfurt, Germany as its “base” or “prime” rate for loans denominated in Euros and (b) with respect to the Series B Notes, that rate of interest that is the greater of (1) 2.00% per annum above the rate of interest stated in clause (a) of the first paragraph of the Series B Notes or (2) 2.00% over the rate of interest publicly announced from time to time by The Royal Bank of Scotland plc from time to time at its principal office in London, England as its “base” or “prime” rate for loans denominated in Sterling.

“Defaulted Investment” shall mean any Investment (a) that is 60 days (or such shorter number of days as may be applied for determining when an Investment is to be considered as a defaulted Investment under any Secured Debt Obligation) or more past due with respect to any interest or principal payments or (b) that is or otherwise should be considered a defaulted loan by the Company in connection with its Credit and Collection Policy.

“Disclosure Information” is defined in Section 5.3.

“Dollar” or “$” shall mean the lawful currency of the United States of America.

“EBIT” shall mean, for any period and with respect to the Company and its Consolidated Subsidiaries, on a consolidated basis, operating income after deduction of all operating expenses and other proper charges other than taxes and Interest Expense, all as determined in accordance with GAAP.

“Eligible Debt Investments” shall mean Investments in Senior Debt, Investments in Subordinated Debt and Investments in Junior Subordinated Debt that have been purchased or otherwise acquired by the Company or a Consolidated Subsidiary in the ordinary course of business; provided that no such Investment shall be an Eligible Investment unless (a) such Investment is evidenced by an instrument or agreement that has been duly authorized, executed and delivered and is enforceable against the obligor thereof, (b) such Investment, if applicable, is denominated and payable either in (1) Dollars or (2) the currency of a jurisdiction other than the United States of America, provided that the aggregate amount of Investments permitted under this subclause (2) and clause (b)(2) of the definition of Eligible Equity Investments shall not exceed $100,000,000 (or its equivalent in the relevant currency) at any one time, (c) such Investment is not subject to any Lien and, if such Investment is owned by a Consolidated

Subsidiary, the Company shall not have pledged or otherwise encumbered the stock of such Consolidated Subsidiary or any direct or indirect parent thereof, (d) no right of rescission, set-off, counterclaim, defense or other material dispute has been asserted with respect to such Investment and (e) the obligor in respect of such Investment is not (1) an individual, (2) organized or incorporated under the laws of a jurisdiction other than a Permitted Country, (3) the subject of an Insolvency Event or (4) a party to a Defaulted Investment.

“Eligible Equity Investments” shall mean Investments in Common Stock, Investments in Preferred Stock, Investments in Redeemable Preferred Stock, and Investments in Warrants that have been purchased or otherwise acquired by the Company or a Consolidated Subsidiary in the ordinary course of business; provided that no such Investment shall be an Eligible Investment unless (a) such Investment is evidenced by an instrument or agreement that has been duly authorized, executed and delivered and is enforceable against the issuer thereof, (b) such Investment, if applicable, is denominated and payable either in (1) Dollars or (2) the currency of a jurisdiction other than the United States of America, provided that the aggregate amount of Investments permitted under this subclause (2) and clause (b)(2) of the definition of Eligible Debt Investments shall not exceed $100,000,000 (or its equivalent in the relevant currency) at any one time, (c) such Investment is not subject to any Lien and, if such Investment is owned by a Consolidated Subsidiary, the Company shall not have pledged or otherwise encumbered the stock of such Consolidated Subsidiary or any direct or indirect parent thereof, (d) no right of rescission, set-off, counterclaim, defense or other material dispute has been asserted with respect to such Investment and (e) the issuer in respect of such Investment is not (1) an individual, (2) organized or incorporated under the laws of a jurisdiction other than a Permitted Country, (3) the subject of an Insolvency Event or (4) in default beyond any period of grace with respect to such Investment or any term of any agreement or instrument evidencing such Investment.

“Eligible Investments” shall mean Eligible Debt Investments and Eligible Equity Investments.

“Eligible Pledged Assets” in respect of each Secured Debt Obligation, shall mean, as of any date of determination, an amount equal to the difference between (a) the value of all Pledged Investments in respect of such Secured Debt Obligation and (b) the principal amount of such Secured Debt Obligation. For purposes of determining “Eligible Pledged Assets,” Pledged Investments shall be valued at their Fair Market Value as of any date of determination.

“EMU” shall mean the Economic and Monetary Union as contemplated in the Treaty on European Union.

“EMU Legislation” shall means legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency (whether known as the Euro or otherwise), being in part the implementation of the third stage of EMU.

“Environmental Laws” shall mean any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under Section 414 of the Code.

“Euro” or “€” shall mean the single currency of participating member states of the European Union.

“Event of Default” is defined in Section 11.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall mean, with respect to any Investment, including, without limitation, Pledged Investments, the fair market value of such Investment as required by, and in accordance with, the Investment Company Act and any orders of the Securities and Exchange Commission issued to the Company, all as determined by the Board of Directors of the Company and its independent auditors.

“GAAP” shall mean generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” shall mean

(a) the government of

(1) the United Kingdom or the United States of America or any State or other political subdivision thereof, or

(2) any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Grade 2 Obligor” shall mean, as of any date, any issuer or obligor in respect of Eligible Investments that are classified, in accordance with the Credit and Collection Policy, as “Grade 2” on such date.

“Grade 3 Obligor” shall mean, as of any date, any issuer or obligor in respect of Eligible Investments that are classified, in accordance with the Credit and Collection Policy, as “Grade 3” on such date.

“Grade 4 Obligor” shall mean, as of any date, any issuer or obligor in respect of Eligible Investments that are classified, in accordance with the Credit and Collection Policy, as “Grade 4” on such date.

“Guaranty” shall mean, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Debt, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including, without limitation, obligations incurred through an agreement, contingent or otherwise, by such Person:

(c) to purchase such Debt or obligation or any property constituting security therefor;

(d) to advance or supply funds (1) for the purchase or payment of such Debt or obligation or (2) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Debt or obligation;

(e) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Debt or obligation of the ability of any other Person to make payment of the Debt or obligation; or

(f) otherwise to assure the owner of such Debt or obligation against loss in respect thereof.

In any computation of the Debt or other liabilities of the obligor under any Guaranty, the Debt or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Hazardous Material” shall mean any and all pollutants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable law (including, without limitation, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls).

“holder” shall mean, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.

“Insolvency Event” shall mean with respect to any Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereinafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in further of the foregoing.

“Insolvency Laws” shall mean the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect after the rights of creditors generally.

“Institutional Investor” shall mean (a) any original purchaser of a Note, (b) any holder of a Note holding more than the equivalent of $2,000,000 of the aggregate principal amount of the Notes then outstanding or (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.

“Interest Expense” shall mean, with respect to a Person and for any period, the total consolidated interest expense (including, without limitation, capitalized interest expense and interest expense attributable to obligations in respect of Capital Leases, interest rate protection agreements and other hedging agreements) of such Person and in any event shall include all interest expense with respect to any Debt in respect of which such Person is wholly or partially liable.

“Investment” shall mean any investment in any Person, whether by means of purchase or acquisition of obligations or securities of such Person, capital contributions to such Person, loan or advance to such Person, making of a time deposit with such Person, Guaranty or assumption of any obligation of such Person or otherwise.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended, and all rules and regulations promulgated thereunder.

“Investments in Common Stock” shall mean each Investment owned by the Company or any Consolidated Subsidiary in common stock, partnership interests or membership interests of any Person and that is classified as “Common Stock,” “Partnership Units” or “Membership Units” on the consolidated schedule of investments of the Company for the then most recently ended fiscal quarter.

“Investments in Junior Subordinated Debt” shall mean each Investment owned by the Company or any Consolidated Subsidiary in debt of any Person that is subordinated in any manner to other subordinated debt of such Person and that is classified as “Junior Subordinated Debt” on the consolidated schedule of investments of the Company for the then most recently ended fiscal quarter.

“Investments in Preferred Stock” shall mean each Investment owned by the Company or any Consolidated Subsidiary in preferred stock (other than redeemable preferred stock) of any Person and that is classified as “Preferred Stock” on the consolidated schedule of investments of the Company for the then most recently ended fiscal quarter.

“Investments in Redeemable Preferred Stock” shall mean each Investment owned by the Company or any Consolidated Subsidiary in redeemable preferred stock of any Person and that is classified as “Redeemable Preferred Stock” on the consolidated schedule of investments of the Company for the then most recently ended fiscal quarter.

“Investments in Senior Debt” shall mean each Investment by the Company or any Consolidated Subsidiary in debt of any Person that is not subordinated in any manner to any other debt of such Person and that is classified as “Senior Debt” on the consolidated schedule of investments of the Company for the then most recently ended fiscal quarter.

“Investments in Subordinated Debt” shall mean each Investment owned by the Company or any Consolidated Subsidiary in debt of any Person that is subordinated in any manner to other debt of such Person and that is classified as “Subordinated Debt” on the consolidated schedule of investments of the Company for the then most recently ended fiscal quarter; provided that “Investments in Subordinated Debt” shall not include Investments in Junior Subordinated Debt.

“Investments in Warrants” shall mean each Investment owned by the Company or any Consolidated Subsidiary in warrants to purchase common stock, partnership interests or membership interests of any Person and that is classified as “Common Stock Warrants,” “Partnership Unit Warrants” or “Membership Unit Warrants” on the consolidated schedule of investments of the Company for the then most recently ended fiscal quarter.

“Lien” shall mean, with respect to any asset, any mortgage, deed to secure debt, deed of trust, lien, pledge, charge, security interest, security title, preferential arrangement which has the practical effect of constituting a security interest or encumbrance, servitude or encumbrance or any kind in respect of such asset to secure or assure payment of a Debt or a Guaranty, whether by consensual agreement or by operation of statute or other law, or by any agreement, contingent or otherwise, to provide any of the foregoing. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

“Make-Whole Amount” is defined in Section 8.7.

“Material” shall mean material in relation to the business, operations, affairs, financial condition, assets, properties or prospects of the Company and its Consolidated Subsidiaries, taken as a whole.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Consolidated Subsidiaries, taken as a whole, (b) the ability of the Company to perform its obligations under this Agreement and the Notes or (c) the validity or enforceability of this Agreement or the Notes.

“Moody’s” shall mean Moody’s Investors Services, Inc.

“Multiemployer Plan” shall mean any Plan that is a “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA).

“Net Proceeds of Capital Stock/Conversion of Debt” shall mean any and all proceeds (whether cash or non-cash) or other consideration received by the Company or a Consolidated Subsidiary in respect of the issuance of capital stock (including, without limitation, the aggregate amount of all Debt converted into capital stock), after deducting therefrom all reasonable and customary costs and expenses incurred by the Company or such Consolidated Subsidiary directly in connection with the issuance of such capital stock.

“Notes” is defined in Section 1.

“Officer’s Certificate” shall mean a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“participating member state” shall mean each state so described in any EMU Legislation.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Permitted Country” shall mean each of Australia, Austria, Belgium, Canada, China, the Channel Islands, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, Liechtenstein, Luxembourg, Portugal, Spain, Sweden, The Netherlands, Norway, Switzerland, The United Kingdom, the United States of America or any other member of the European Union prior to April 30, 2004 (other than Greece) having a foreign currency issuer credit rating of at least “AA-” by S&P or “Aa2” by Moody’s.

“Person” shall mean an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

“Plan” shall mean an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Pledged Investments” shall mean all Investments owned by the Company or any Consolidated Subsidiary pledged or otherwise encumbered by the Company or such Consolidated Subsidiary as security for a Secured Debt Obligation; provided that if such Secured Debt Obligation shall contain any conditions precedent to such Investments being included in any borrowing base calculation for such Secured Debt Obligation, such Investments shall satisfy such conditions.

“Portfolio Investments” shall mean Investments made by the Company in the ordinary course of business and consistent with practices existing on December 31, 2005 in a Person that is accounted for under GAAP as a portfolio investment of the Company.

“property” or “properties” shall mean, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“PTE” is defined in Section 6.2(a).

“QPAM Exemption” shall mean Prohibited Transaction Class Exemption 84-14 issued by the United States Department of Labor.

“Repurchase Obligation” shall mean the obligation of the Company to purchase or repay Debt of the type described in clause (k) of the definition thereof (or clause (a) of the definition thererof, but only to extent that such Debt is also of the type described in clause (k) of the definition thereof) pursuant to that certain 1992 ISDA Master Agreement between the Company and Wachovia Bank, National Association dated as of August 26, 2003, the Amended and Restated Confirmation dated December 28, 2005 and the documents delivered in connection therewith (as the same may be amended, supplemented, restated, increased, refinanced, replaced or otherwise modified from time to time or any successor thereto (herein, collectively, the “SWAP Documents”)) to the extent such obligation to purchase or repay such Debt (a) arises from either (1) a defect in the assets sold or transferred by the Company to the transferee pursuant to the SWAP Documents or (2) the discretion of the transferee as expressly provided to the transferee in the SWAP Documents and (b) does not arise from any default by the Company under the SWAP Documents.

“Required Holders” shall mean, at any time, the holders of more than 50% in principal amount (determined, in the case of Notes denominated in Euros, on the Sterling Conversion Basis) of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

“Responsible Officer” shall mean any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“RIC” shall mean a Person qualifying as a regulated investment company under the Code.

“Secured Debt Obligations” shall mean that certain (a) Third Amended and Restated Loan Funding and Servicing Agreement dated as of September 23, 2005 by and among ACS Funding Trust I, as borrower, the Company, as servicer, the Lenders and Lender Agents party thereto (as defined therein), Wachovia Capital Markets, LLC, as the deal agent, Wells Fargo Bank, National Association, as successor by merger to Wells Fargo Bank, Minnesota, National Association, as the collateral custodian and as backup servicer (as amended from time to time), (b) asset securitization evidenced by the 2002-2 Transaction Documents, (c) asset securitization evidenced by the 2003-1 Transaction Documents, (d) asset securitization evidenced by the 2003-2 Transaction Documents, (e) asset securitization evidenced by the 2004-1 Transaction Documents, (f) asset securitization evidenced by the 2005-1 Transaction Documents, (g) Loan Funding and Servicing Agreement dated as of June 30, 2004 among ACS Funding Trust II, as the borrower, the Company, as the servicer, Fairway Finance Company, LLC, as the conduit lender, Harris Nesbitt Corp., as the agent, and Wells Fargo Bank, National Association, as the collateral custodian and as backup servicer (as amended from time to time) and (h) any other financing transaction undertaken by the Company or an Affiliate that is secured, directly or indirectly, by assets of the Company or an Affiliate, including any lease, asset securitization, repurchase transaction, secured loan or other transfer, in each case, as the same may be amended, supplemented, restated, increased, refinanced, replaced or otherwise modified from time to time or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Securitization Transaction” shall mean any financing transaction undertaken by the Company or an Affiliate of the Company that is secured, directly or indirectly, by Investments in Senior Debt, Investments in Subordinated Debt and Investments in Junior Subordinated Debt or any portion thereof or interest therein, including any sale, lease, whole loan sale, asset securitization, secured loan or other transfer of one or more such Investments or any portion thereof.

“Senior Debt” shall mean any Debt that is not in any manner subordinated in right of payment or security in any respect to the Debt evidenced by the Notes.

“Senior Financial Officer” shall mean the chief financial officer, principal accounting officer, treasurer, comptroller or any vice president or other officer more senior than a vice president in the accounting and finance department of the Company.

“Series A Notes” is defined in Section 1.

“Series B Notes” is defined in Section 1.

“Source” is defined in Section 6.2.

“S&P” shall mean Standard & Poor’s Rating Group, a Division of the McGraw Hill Companies, Inc.

“Sterling” or “£” shall mean the lawful currency of the United Kingdom.

“Sterling Conversion Basis” shall mean the conversion of each Euro of outstanding principal amount to Sterling at a rate of £0.865 to €1.

“Subsidiary” shall mean, as to any Person, any corporation, association, or other business entity in which at least a majority of the outstanding voting securities shall be beneficially owned, directly or indirectly, by such Person; provided that, in the case of the Company or any Subsidiary, “Subsidiary” shall not include any Person that is a Portfolio Investment. Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Successor Corporation” is defined in Section 10.5(a)(2).

“Taxes” is defined in Section 8.8.

“Taxing Jurisdiction” is defined in Section 8.8.

“Tax Prepayment Date” is defined in Section 8.3.

“Tax Reimbursement Amount” is defined in Section 8.3.

“Total Available Assets” shall mean, as of any date of determination, the sum of (a) Cash, (b) Available Non-Pledged Assets and (c) Available Pledged Assets.

“Treaty on European Union” shall mean the Treaty of Rome of 25 March 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on 7 February 1992 and came into force on 1 November 1993), as amended from time to time.

“2002-2 Transaction Documents” shall mean the “Transaction Documents” as defined in the Transfer and Servicing Agreement dated as of August 8, 2002, among ACAS Business Loan Trust 2002-2, ACAS Business Loan LLC, 2002-2, Wells Fargo Bank, National Association and the Company.

“2003-1 Transaction Documents” shall mean the “Transaction Documents” as defined in the Transfer and Servicing Agreement dated as of May 21, 2003, among ACAS Business Loan Trust 2003-1, ACAS Business Loan LLC, 2003-1, Wells Fargo Bank, National Association and the Company.

“2003-2 Transaction Documents” shall mean the “Transaction Documents” as defined in the Transfer and Servicing Agreement dated as of December 19, 2003, among ACAS Business Loan Trust 2003-2, ACAS Business Loan LLC, 2003-2, Wells Fargo Bank, National Association and the Company.

“2004-1 Transaction Documents” shall mean the “Transaction Documents” as defined in the Transfer and Servicing Agreement dated as of December 2, 2004, among ACAS Business Loan Trust 2004-1, ACAS Business Loan LLC, 2004-1, Wells Fargo Bank, National Association and the Company.

“2005-1 Transaction Documents” shall mean the “Transaction Documents” as defined in the Transfer and Servicing Agreement dated as of October 4, 2005, among ACAS Business Loan Trust 2005-1, ACAS Business Loan LLC, 2005-1, Wells Fargo Bank, National Association and the Company.

“United States Alien” is defined in Section 8.8(f).

“Unsecured Debt” shall mean, at any time, the aggregate unpaid principal amount of all Debt of the Company and its Consolidated Subsidiaries other than Debt of the Company or a Consolidated Subsidiary secured by any Lien.

“USA Patriot Act” shall mean United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Wachovia Unsecured Credit Agreement” shall mean that certain Wachovia Unsecured Credit Agreement dated as of June 17, 2005 among the Company, as borrower, Wachovia Bank, National Association, as administrative agent, and the lenders party thereto, as amended, waived, modified, supplemented or restated from time to time.

“Wholly-Owned Consolidated Subsidiary” shall mean, at any time, any Consolidated Subsidiary 100% of all of the equity interests (except directors’ or similar qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Consolidated Subsidiaries at such time.

Schedule 4.9

Changes in Corporate Structure

None.

Schedule 5.3

Disclosure

1.	American Capital – Debt Investor Presentation, June 2005.

2.	3 slides showing analysis on the total purchase multiples for ACAS-sponsored buyouts since 1999.

3.	12 slides showing the ACAS investments to date along with the current pipeline (at 30/11/2005)

4.	10 slides showing the debt to EBITDA multiples for ACAS portfolio at entry from Pre-1999 (last quarter of 1997 and all of 1998) plus each year through 2004.

5.	A press release announcing the investments of European Capital (December 2, 2005).

6.	Spreadsheet with the Tangible Net Worth Calculation and the Interest Rate Coverage Ratio.

7.	Corporate presentation, July 2005.

8.	Note Purchase Agreement by and among the Company, Merrill Lynch International and Bear, Stearns & Co Inc., dated September 26, 2005.

Schedule 5.4

Organization and Ownership of Shares of Subsidiaries; Affiliates

5.4(a)(1) Consolidated Subsidiaries

1)	American Capital Financial Services, Inc., a Delaware corporation (“ACFS”); the Company owns 100% of the stock.

2)	ACS Equities, L.P., a Delaware limited partnership. ACFS is the sole general partner and the Company is the sole limited partner.

3)	ACS Funding Trust I, a Delaware statutory trust. The Company is the sole owner.

4)	ACS Funding Trust II, a Delaware statutory trust. The Company is the sole owner.

5)	ACAS Business Loan LLC, 2002-2, a Delaware limited liability company (the “2002-2 LLC”). The Company is the sole regular member.

6)	ACAS Business Loan Trust 2002-2, a Delaware statutory trust. The 2002-2 LLC is the sole owner.

7)	ACAS Business Loan LLC, 2003-1, a Delaware limited liability company (the “2003-1 LLC”). The Company is the sole regular member.

8)	ACAS Business Loan Trust 2003-1, a Delaware statutory trust. The 2003-1 LLC is the sole owner.

9)	ACAS Business Loan LLC, 2003-2, a Delaware limited liability company (the “2003-2 LLC”). The Company is the sole regular member.

10)	ACAS Business Loan Trust 2003-2, a Delaware statutory trust. The 2003-2 LLC is the sole owner.

11)	ACAS Business Loan LLC, 2004-1, a Delaware limited liability company (the “2004-1 LLC”). The Company is the sole regular member.

12)	ACAS Business Loan Trust 2004-1, a Delaware statutory trust. The 2004-1 LLC is the sole owner.

13)	ACAS Business Loan LLC, 2005-1, a Delaware limited liability company (the “2005-1 LLC”). The Company is the sole regular member.

14)	ACAS Business Loan Trust 2005-1, a Delaware statutory trust. The 2005-1 LLC is the sole owner.

15)	American Capital-Asia, Ltd., a Delaware corporation; the Company owns 100% of the stock.

16)	European Capital Financial Services (Guernsey) Limited, a Guernsey holding company (“ECFS Guernsey”); the Company owns 100% of the stock.

17)	European Capital Financial Services Limited, a private limited company incorporated in the United Kingdom; ECFS Guernsey owns 100% of the stock.

Note: All of the subsidiaries above are included in our consolidated financial statements.

5.4(a)(2) Company Affiliates

None.

5.4(a)(3) Company’s Directors and Senior Officers

Name	Title

Malon Wilkus	Director, President, Chairman and Chief Executive Officer

John R. Erickson	Executive Vice President, and Chief Financial Officer

Ira J. Wagner	Executive Vice President and Chief Operating Officer

Samuel A. Flax	Executive Vice President, General Counsel, Chief Compliance Officer and Secretary

Roland H. Cline	Senior Vice President and Managing Director

Gordon O’Brien	Senior Vice President and Managing Director

Darin R. Winn	Senior Vice President and Regional Managing Director

Brian S. Graff	Senior Vice President and Regional Managing Director

Mary C. Baskin	Director

Neil M. Hahl	Director

Philip R. Harper	Director

Stan Lundine	Director

Kenneth D. Peterson, Jr.	Director

Alvin N. Puryear	Director

5.4(b) Liens on Capital Stock

Pursuant to that Third Amended and Restated Loan Funding and Servicing Agreement dated as of September 23, 2005, by and among ACS Funding Trust I, as the borrower, American Capital Strategies, Ltd., as the servicer, the Lenders and the Lender Agents party thereto, Wachovia Capital Markets, LLC, as the Deal Agent, and Wells Fargo Bank, National Association, as collateral custodian and as backup servicer (as amended from time to time), Liens in favor of Wachovia Capital Markets, LLC, as Deal Agent in the following:

1.	100% of the beneficial ownership interest in ACAS Business Loan Trust 2002-2, as evidenced by ACAS Business Loan Trust 2002-2 Trust Certificate (No. 4), dated April 22, 2004; and

2.	100% of the beneficial ownership interest in ACAS Business Loan Trust 2003-1, as evidenced by ACAS Business Loan Trust 2003-1 Trust Certificate (No. 2), dated April 22, 2004.

3.	100% of the beneficial ownership interest in ACAS Business Loan Trust 2003-2, as evidenced by ACAS Business Loan Trust 2003-2 Trust Certificate (No. D1), dated December 3, 2003.

Schedule 5.5

Financial Statements of the Company and its Consolidated Subsidiaries

Annual Report on Form 10-K for the year ended December 31, 2004

Quarterly Report on Form 10-Q for the quarter ended September 30, 2005

Schedule 5.11

Licenses, Permits, Etc.

None.

Schedule 5.14

Use of Proceeds

The Company will apply the proceeds of the sale of the Notes to repay outstanding indebtedness under the Company’s revolving credit facilities and for general corporate purposes.

Schedule 5.15

Existing Debt; Future Liens

Outstanding Debt of the Company and its Consolidated Subsidiaries

Amount
ACAS Business Loan Trust 2003-1	$5,428,644
ACAS Business Loan Trust 2003-2	$32,252,266
ACAS Business Loan Trust 2004-1	$409,771,976
ACAS Business Loan Trust 2005-1	$830,000,000
Wachovia Unsecured Revolver	$170,000,000
Unsecured Corporate Bonds (Sep ‘04)	$167,000,000
Unsecured Corporate Bonds (Aug ‘05)	$126,000,000
Unsecured Corporate Bonds (Sep ‘06)	$75,000,000
ACS Funding Trust I	$485,251,442
Total Return Swaps	$110,218,681
Interest Rate Swap Liabilities as of 12/31/05	$2,140,050
Total Debt (as of January 31, 2006 unless otherwise stated)	$2,413,063,059

Schedule 5.15

Future Liens

None.

THIS NOTE WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THIS NOTE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM.

FORM OF SERIES 2006-A NOTE

AMERICAN CAPITAL STRATEGIES, LTD.

5.177% Senior Note, Series 2006-A, due February 9, 2011

No. RA-	, 20
€	PPN 024937 B* 4

For Value Received, the undersigned, American Capital Strategies, Ltd. (herein called the “Company”), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to                     , or registered assigns, the principal sum of                      Euros on February 9, 2011, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the rate of 5.177% per annum from the date hereof, payable annually in arrears, on the ninth day of February in each year, commencing with the February 9 next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Make-Whole Amount (as such term is defined in the Note Purchase Agreement referred to below), payable annually as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the greater of (1) 7.177% or (2) 2.00% over the rate of interest publicly announced from time to time by Deutsche Bank from time to time at its principal office in Frankfurt, Germany as its “base” or “prime” rate for loans denominated in Euros.

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in Euros at the principal offices of Wachovia Bank, National Association in New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to that certain Note Purchase Agreement dated as of February 9, 2006 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) to have made the representation set forth in Section 6.2 of the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

EXHIBIT 1(a)

(to Note Purchase Agreement)

This Note is subject to prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default, as defined in the Note Purchase Agreement, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York excluding the choice of law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

AMERICAN CAPITAL STRATEGIES, LTD.

By
Its

E-1(a)-2

THIS NOTE WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THIS NOTE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM.

FORM OF SERIES 2006-B NOTE

AMERICAN CAPITAL STRATEGIES, LTD.

6.565% Senior Note, Series 2006-B, due February 9, 2011

No. RB-	, 20
£	PPN 024937 B@ 2

FOR VALUE RECEIVED, the undersigned, AMERICAN CAPITAL STRATEGIES, LTD. (herein called the “Company”), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to                     , or registered assigns, the principal sum of                      STERLING on February 9, 2011, with interest (computed on the basis of a 365-day or 366-day year, as applicable and paid for the actual number of days elapsed) (a) on the unpaid balance thereof at the rate of 6.565% per annum from the date hereof, payable semiannually in arrears, on the ninth day of February and August in each year, commencing with the February 9 or August 9 next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Make-Whole Amount (as such term is defined in the Note Purchase Agreement referred to below), payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the greater of (1) 8.565% or (2) 2.00% over the rate of interest publicly announced from time to time by The Royal Bank of Scotland plc from time to time at its principal office in London, England as its “base” or “prime” rate for loans denominated in Sterling.

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in Sterling at the principal offices of Wachovia Bank, National Association in New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to that certain Note Purchase Agreement dated as of February 9, 2006 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) to have made the representation set forth in Section 6.2 of the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

EXHIBIT 1(b)

(to Note Purchase Agreement)

This Note is subject to prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default, as defined in the Note Purchase Agreement, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York excluding the choice of law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

AMERICAN CAPITAL STRATEGIES, LTD.

By
Its

E-1(b)-2

FORM OF OPINION OF SPECIAL COUNSEL

TO THE COMPANY

The closing opinion of Arnold & Porter LLP, special counsel for the Company, which is called for by Section 4.4(a) of the Agreement, shall be dated the date of the Closing and addressed to each Purchaser, shall be satisfactory in scope and form to each Purchaser, shall be subject to customary exceptions and qualifications and shall be to the effect that:

1. The Company is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware, has the corporate power and the corporate authority to execute and perform the Agreement and to issue the Notes and has the full corporate power and the corporate authority to conduct the activities in which it is now engaged. The Company is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions listed on the schedule to be attached to the opinion.

2. ACFS is a corporation validly existing and in good standing under the laws of the State of Delaware. Each of the LLCs is a limited liability company validly existing and in good standing under the laws of the State of Delaware. ACFS and each of the LLCs are duly qualified to conduct business as a foreign business entity, and is in good standing, in the jurisdictions listed with respect to ACFS or each such LLC (as the case may be) on a schedule to be attached to the opinion.

3. Based solely upon, and in reliance upon the accuracy of the factual information set forth in, Section 5.4(b) of the Agreement, and except as otherwise shown on Schedule 5.4 to the Agreement, all of the outstanding shares of capital stock or other equity interests of ACFS and each of the LLCs have been validly issued, are fully paid and non-assessable and are owned by the Company or another Consolidated Subsidiary.

4. The Agreement has been duly authorized by all necessary corporate action on the part of the Company, has been duly executed and delivered by the Company and constitutes the legal, valid and binding contract of the Company enforceable in accordance with its terms.

5. The Notes have been duly authorized by all necessary corporate action on the part of the Company, have been duly executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

6. No approval, consent or withholding of objection on the part of, or filing, registration or qualification with, any Governmental Authority is necessary in connection with (a) the execution, delivery or performance by the Company of the Agreement or the Notes or (b) the offering and sale by any Purchaser after the date of issue of the Notes in circumstances which do not result in an offer to the public in the United Kingdom within the meaning of the Section 85 of the Financial Services and Markets Act 2000 (“FMSA”).

EXHIBIT 4.4(a)

(to Note Purchase Agreement)

7. The issuance and sale of the Notes and the execution, delivery and performance by the Company of the Agreement do not conflict with any law, rule or regulation or conflict with or result in any breach of any of the provisions of or constitute a default under or result in the creation or imposition of any Lien upon any of the property of the Company pursuant to the provisions of the Certificate of Incorporation or By-laws of the Company or any agreement or other instrument known to such counsel to which the Company is a party or by which the Company may be bound.

8. The Company is an “investment company” that has elected to be regulated as a “business development company” within the meaning of the Investment Company Act and qualifies as a RIC.

9. The issuance, sale and delivery of the Notes under the circumstances contemplated by the Agreement do not, under existing law, require the registration of the Notes under the Securities Act or the qualification of an indenture under the Trust Indenture Act of 1939, as amended.

10. The provisions of Section 21 (restrictions on financial promotion) of FSMA will not be contravened by reason of the communication of any invitation or inducement to engage in investment activity (within the meaning of that Section) in connection with the issue or sale of the Notes, provided that (a) the communication is made by an authorized person, (b) the contents of the communication have been approved for the purposes of Section 21 FSMA by an authorized person or (c) the communication is otherwise made in circumstances in which Section 21(1) of FSMA does not apply.

The opinion of Arnold & Porter LLP shall cover such other matters relating to the sale of the Notes as any Purchaser may reasonably request. With respect to matters of fact on which such opinion is based, such counsel shall be entitled to rely on appropriate certificates of public officials and officers of the Company and shall provide that (i) subsequent holders of the Notes may rely upon such opinion and (ii) such opinion may be provided to Governmental Authorities, including, without limitation, the National Association of Insurance Commissioners.

E-4.4(a)-2

FORM OF OPINION OF SPECIAL COUNSEL

TO THE PURCHASERS

The closing opinion of Schiff Hardin LLP, special counsel to the Purchasers, called for by Section 4.4(b) of the Agreement, shall be dated the date of the Closing and addressed to the Purchasers, shall be satisfactory in form and substance to the Purchasers and shall be to the effect that:

1. The Company is a corporation validly existing and in good standing under the laws of the State of Delaware.

2. The Company has the corporate power and authority to execute and deliver the Agreement and the Notes being delivered on the date hereof, and the execution and delivery hereof and thereof by the Company have been duly authorized by all necessary corporate action on the part of the Company.

3. The Agreement and the Notes being delivered on the date hereof have been duly executed and delivered by the Company and constitute the legal, valid and binding contracts of the Company, enforceable against the Company in accordance with its terms.

4. The issuance, sale and delivery of the Notes being delivered on the date hereof under the circumstances contemplated by this Agreement do not, under existing law, require the registration of such Notes under the Securities Act or the qualification of an indenture under the Trust Indenture Act of 1939, as amended.

The opinion of Schiff Hardin LLP shall also state that the opinion of Arnold & Porter LLP is satisfactory in scope and form to Schiff Hardin LLP and that, in their opinion, the Purchasers are justified in relying thereon.

In rendering the opinion set forth in paragraph 1 above, Schiff Hardin LLP may rely, as to matters referred to in paragraph 1, solely upon an examination of the Certificate of Incorporation certified by, and a certificate of good standing of the Company from, the Secretary of State of the State of Delaware, the By-laws of the Company and the general business corporation law of the State of Delaware. The opinion of Schiff Hardin LLP is limited to the laws of the State of New York, the general business corporation law of the State of Delaware and the Federal laws of the United States.

With respect to matters of fact upon which such opinion is based, Schiff Hardin LLP may rely on appropriate certificates of public officials and officers of the Company and upon representations of the Company and the Purchasers delivered in connection with the issuance and sale of the Notes.

EXHIBIT 4.4(b)

(to Note Purchase Agreement)